Exhibit 99.1

       Laserscope Reports 41% Increase in Fourth Quarter 2003 Revenues

     Fourth Quarter Highlights:
     *  GreenLight PV fiber volumes grow 57% quarter-over-quarter
     *  2003 urology revenues increase 251% over 2002
     *  Cash balance up to $7.2 million from $4.7 million at year-end 2002

    SAN JOSE, Calif., Feb. 12 /PRNewswire-FirstCall/ -- Laserscope
(Nasdaq: LSCP), a pioneer in the development and commercialization of medical lasers and advanced fiber-optic devices, today reported that revenues for its fourth quarter ended December 31, 2003 increased 41% to $17.8 million from $12.7 million in the year-ago quarter. Sequentially, revenues increased 25% from $14.3 million for the quarter ended September 30, 2003. Net income was $1.5 million, or $0.07 per diluted share, compared with net income of $50,000, or break-even per diluted share, in the same quarter last year, and net income of $533,000, or $0.03 per diluted share, for the third quarter of 2003.
    "Our strong fourth quarter revenues were driven by the explosive growth of our urology product line and very solid domestic growth of our aesthetics products," said Eric Reuter, Laserscope's President and CEO. "We believe our results clearly demonstrate the successful execution of our growth strategy, which is to drive the rapid adoption of our innovative Photo-Selective Vaporization of the Prostate (PVP(TM)) procedure. Our GreenLight PV(TM) revenues and utilization rates continue to exceed our expectations. Total 2003 GreenLight PV revenues for the year were $15.1 million, or 26% of total revenues, compared with $4.3 million, or 10% of total revenues, in 2002."
    Gross margin was approximately 54%, compared with approximately 51% for the fourth quarter of fiscal 2002. Sequentially, the gross margin improved from approximately 52% for the third quarter. Selling, general and administrative expenses were $6.8 million, or 38% of net revenues, compared with $5.3 million, or 42% of net revenues, in the year-ago quarter. Increased spending in this area came primarily from higher sales and marketing expenses relating to the GreenLight PV products as well as higher direct selling expenses for domestic aesthetic products.
    Reuter continued, "During the quarter, we sold 39 GreenLight PV laser systems and 5,364 fibers, compared with 34 systems and 3,414 fibers in the prior quarter. This represented an approximately 57% sequential increase in fiber volume and sales were higher to all customer types. For the full year, 2003 GreenLight PV fiber shipments grew 284% over 2002's levels.
Additionally, backlog increased to 19 systems at the end of the fourth quarter, compared with 12 systems at the close of the third quarter. These results continue to indicate that PVP adoption is growing at a significant pace in both our domestic and international markets."
    "Domestic aesthetic revenues grew 37% over the fourth quarter last year," added Reuter. "During the fourth quarter, we received FDA clearance for active acne treatment using our Aura(TM) laser system. We believe that this additional FDA clearance, along with the recent launch of our versatile Gemini(TM) aesthetic laser system, will continue to support ongoing growth in our aesthetic business domestically and internationally. We are looking forward to a very exciting 2004."
    The Company had no short-term bank borrowings and increased its cash position to $7.2 million at December 31, 2003 from $4.7 million at the end of 2002.
    Full Year 2003 Results
    For the year ended December 31, 2003, the Company reported revenues of $57.4 million and net income of $2.5 million, or $0.13 per diluted share, compared with revenues of $43.1 million and net income of $323,000, or $0.02 per diluted share, for the full year 2002.
    Update on Reimbursement
    In November 2003, the Company announced that the Centers for Medicare and Medicaid Services (CMS) had notified Laserscope that its application for assignment of the PVP procedure to treat Benign Prostatic Hyperplasia (BPH) had been accepted. In determining that PVP meets the new technology APC qualification criteria, CMS noted that the new code would be effective
April 1, 2004.
    "As of today, we have not yet been informed by CMS of the level of reimbursement under the new code," stated Reuter. "As we mentioned previously, we continue to work with CMS and the American Urological Association (AUA) to ensure that the hospital outpatient and physician reimbursement rates for furnishing PVP reflect the appropriate costs of performing the procedure. We will announce the new rates as soon as they are released by CMS."

    Guidance
    The Company is updating its guidance for fiscal year 2004 and will further revise its guidance when news from CMS is released regarding the new technology APC reimbursement rate. The following is the updated guidance:
     *  First quarter revenues are expected to be in the range of $15 -
        $16 million due to seasonal patterns in elective surgeries. The Company expects the seasonality to result in a sequential decrease in fiber volume. Additionally, first quarter sales and marketing expenses will include costs associated with the launch of the Gemini laser.
     * Expecting continued adoption of the PVP procedure to drive further sales growth of the GreenLight PV products, the Company is upwardly revising its 2004 revenue forecast to $70 million with growth increasing in the latter half of the year.
     * Gross margin, as a percentage of 2004 revenues, is expected to be in the range of 53% to 55%.
     * The Company expects to achieve 2004 net income of $0.32 - $0.34 per diluted share, higher than the $0.30 per diluted share provided previously. The Company expects the majority of earnings growth to be generated in the second half of the year.

    Management Conference Call
    Management of Laserscope will hold a conference call on Thursday, February 12, 2004, at 8:00 am PT / 11:00am ET to discuss the quarter results. To listen to the call, please dial 800-366-7449 (303-262-2193 for international callers) at least five minutes prior to the start time.
    Investors will have the opportunity to listen to the conference call live on the Internet through Laserscope's Web site at www.laserscope.com or CCBN at www.fulldisclosure.com. Investors should go to the Web site a few minutes early, as it may be necessary to download audio software to hear the conference call.
    A replay of the call will be available through February 19, 2004, by dialing 800-405-2236 (303-590-3000 for international callers), passcode 569466. A replay of the webcast will be available at Laserscope's Web site.
    Additional information on Laserscope including an archive of corporate press releases is also available on the Company's Web site.

    About Laserscope
    Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on the Company's web site at www.laserscope.com.
    Except for historical information presented, the matters discussed in this announcement may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks are detailed from time to time in the Company's public disclosure filings with the U.S. Securities and Exchange Commission (SEC). Copies of Laserscope's public disclosure filings with the SEC, including the most recent Annual Report on Form 10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department.

    For further information please contact: Eric Reuter, President & CEO, or Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or Tricia Ross, Analyst Contact, or Linda Chien, General Inquiries, both of Financial Relations Board, +1-310-407-6555, for Laserscope.

                                  Laserscope
                        GreenLight PV(TM) Fiber Sales
                                   (Units)
    2003               Q1           Q2           Q3         Q4         YTD
    U.S. Hospitals &
     Clinics          466          589          931       1,333       3,319
    U.S. Mobile
     Service
     Providers        775        1,671        1,654       2,515       6,615
    International
     Customers        165          815          829       1,516       3,325
        Total       1,406        3,075        3,414       5,364      13,259

    2002               Q1           Q2           Q3          Q4       Total
    U.S. Hospitals &
     Clinics           50          190          360         470       1,070
    U.S. Mobile
     Service
     Providers         70          300          490       1,090       1,950
    International
     Customers          0           70          260         100         430
        Total         120          560        1,110       1,660       3,450

                         LASERSCOPE FINANCIAL SUMMARY
                                 (Unaudited)
    Condensed Consolidated Statements of Income
                             Three months ended       Twelve months ended
    (thousands except           December 31,              December 31,
     per share amounts)      2003         2002         2003         2002
    Net revenues           $17,816      $12,660      $57,427      $43,088
    Cost of sales            8,251        6,256       27,639       20,834
    Gross margin             9,565        6,404       29,788       22,254
    Operating expenses:
      Research and
       development           1,143          947        4,443        3,837
      Selling, general and
       administrative        6,802        5,303       22,638       17,626
                             7,945        6,250       27,081       21,463
    Operating income         1,620          154        2,707          791
    Interest income
     (expense) and
      other, net                35          (81)          12         (382)
    Net income before
     income taxes            1,655           73        2,719          409
    Provision for
     income taxes              154           23          202           86
    Net income              $1,501          $50       $2,517         $323
    Basic net income
     per share               $0.08        $0.00        $0.14        $0.02
    Diluted net income
     per share               $0.07        $0.00        $0.13        $0.02
    Shares used in basic
     per share calculations 17,946       16,700       17,452       16,441
    Shares used in diluted
     per share calculations 22,412       18,673       21,838       18,569

     Condensed Consolidated Balance Sheets
                                                   December 31,   December 31,
     (thousands)                                       2003          2002
     Assets
     Current assets:
       Cash & cash equivalents                        $7,158         $4,661
       Accounts receivable, net                       12,614         10,287
       Inventories                                    13,368         10,445
       Other current assets                            1,315          1,027
         Total current assets                         34,455         26,420
     Property and equipment, net                       1,645          1,808
     Intangibles and other assets                        831            935
         Total assets                                $36,931        $29,163
     Liabilities and Shareholders' Equity
     Current liabilities                             $13,733        $10,768
     Convertible subordinated debentures
      (long-term portion)                                 --          2,853
     Obligations under capital leases                     --             60
     Shareholders' equity                             23,198         15,482
     Total liabilities and shareholders' equity      $36,931        $29,163

SOURCE  Laserscope
    -0-                             02/12/2004
    /CONTACT: Eric Reuter, President & CEO, or Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or Tricia Ross, Analyst Contact, or Linda Chien, General Inquiries, both of Financial Relations Board, +1-310-407-6555, for Laserscope/
    /Web site:  http://www.laserscope.com /
    (LSCP)

CO:  Laserscope
ST:  California
IN:  HEA MTC BIO
SU:  ERN CCA MAV ERP